AMENDED AND RESTATED SHAREHOLDER SERVICES PLAN
                          The ARK Funds: RETAIL CLASS A


1. This Amended and Restated Shareholder Services Plan (the "Plan") is the Shareholder Services Plan of the Retail Class A of each series of The ARK Funds (the "Trust"), a Massachusetts business trust, registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act"), as amended, issuing separate series of shares designated as follows: U.S. Government Money Market Portfolio, U.S. Treasury Money Market Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio, Short-Term Treasury Portfolio, Short-Term Bond Portfolio, U.S. Government Bond Portfolio, Intermediate Fixed Income Portfolio, Income Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio, Balanced Portfolio, Equity Income Portfolio, Blue Chip Equity Portfolio, Mid-Cap Equity Portfolio, Value Equity Portfolio, Stock Portfolio, Capital Growth Portfolio, Small-Cap Equity Portfolio, International Equity Portfolio, Equity Index Portfolio, International Equity Selection Portfolio, and any future series established and designated by the Board of Trustees (each a "Portfolio").

2. The Trust has entered into an Administration Agreement with Allfirst Trust Company N.A. ("Allfirst") and a Distribution Agreement with ARK Funds Distributors, LLC (the "Distributor") under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Portfolio's shares of beneficial interest. Allfirst has entered into a Sub-Administration Agreement with Forum Administrative Services, LLC (the "Administrator"). The Trust has entered into an Investment Advisory Contract with Allied Investment Advisors, Inc. (the "Investment Adviser"). The Trust has further entered into a Custody Agreement with FMB Trust Company and a Transfer Agency Agreement with Allfirst and Allfirst has entered into a Sub-Transfer
Agency  Agreement  with Boston  Financial  Data  Services,  Inc. (the  "Transfer
Agent"). Payments under this Plan shall not be made for advisory, administrative, custodial or transfer agency services.

3. Each Portfolio's shares of beneficial interest are divided into classes, including a class of shares designated Retail Class A ("Retail A Shares"). Retail A Shares are subject to this Plan and the eligible investors in the Retail A Shares shall be as described in the current prospectus for the Retail Class, as amended or supplemented from time to time.

4. The Portfolio may make periodic payments to parties (each a Shareholder Servicing Agent) that have entered into a Shareholder Services Contract in the form attached hereto with the Trust in respect of Retail A Shares at an annualized rate of up to (and including) .25% of Retail Class A average net assets attributable to the Shareholder Servicing Agent. The personal and account maintenance services to be provided under this Plan by each Shareholder Servicing Agent, may include, but are not limited to, maintaining account records for each shareholder who beneficially owns Retail A Shares; answering questions and handling correspondence from shareholders about their accounts; handling the transmission of funds representing the purchase price or redemption proceeds; issuing confirmations for transactions in Retail A Shares by shareholders; assisting customers in completing application forms; communicating with the transfer agent; and providing account maintenance and account level support for all transactions. The Distributor may act as the Trust's agent for transmitting or arranging for transmission of fees to Shareholder Servicing Agents under the Shareholder Services Contract.

5. This Plan shall become effective on March 20, 1998, having been approved by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not interested persons of the Trust (as defined in the 1940
Act) and who have no direct or indirect social interest in the operation of this Plan or in any agreements related to this Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan.

6. This Plan shall, unless terminated as hereinafter provided, remain in effect from the date specified above until April 1, 1999, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

7. This Plan may be amended with respect to the Retail Class A of a Portfolio at any time by the Board of Trustees, provided that any material amendment of this Plan shall be effective only upon approval in the manner provided in paragraph 5 above.

8. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees.

9. Consistent with the limitation of shareholder and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Trust, a Portfolio or Retail Class A thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the proportionate ownership of the Retail Class A of the affected Portfolio and its assets, and shall not constitute obligations of any shareholder of any other Class of the affected Portfolio or Portfolios of the Trust or of any Trustee.

10. During the existence of this Plan, the Trust shall require the Administrator to provide the Trust, for review by the Trust's Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

11. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Originally adopted:  December 20, 1993
Amended and Restated:  March 20, 1998 and April 5, 2002